Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Ritu Baral (212) 477-9007 ext. 25
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211
beyer@sambrown.com

GENAERA CORPORATION ANNOUNCES 2005 FINANCIAL RESULTS

Plymouth Meeting, PA — March 1, 2006 — Genaera Corporation (NASDAQ: GENR) today announced its financial results for the year and quarter ended December 31, 2005. The net loss for the year ended December 31, 2005 was $26.4 million, or $(0.44) per share basic and diluted, as compared to a net loss of $17.9 million, or $(0.34) per share basic and diluted, for the year ended December 31, 2004. The net loss for the quarter ended December 31, 2005 was $7.8 million, or $(0.11) per share basic and diluted, as compared to a net loss of $4.9 million, or $(0.08) per share basic and diluted, for the quarter ended December 31, 2004. The loss from operations for the year and quarter ended December 31, 2005 was $27.2 million and $8.2 million, respectively, as compared to $18.1 million and $5.0 million for the same periods in 2004.

Genaera’s research and development expenses for year and quarter ended December 31, 2005 increased, as compared to the year and quarter ended December 31, 2004, from $14.0 million and $3.6 million, respectively, in 2004 to $21.8 million and $6.0 million, respectively, in 2005 due to increases in clinical trial costs related to EVIZON™ (squalamine lactate) for the treatment of “wet” age-related macular degeneration (AMD) and the LOMUCIN™ program. These increases were partially offset by a decrease in third-party contract research costs resulting from the progression of EVIZON through Phase II and into Phase III clinical trials.

Genaera’s general and administrative expenses for the year and quarter ended December 31, 2005 were $5.9 million and $2.3 million, respectively, compared to $5.0 million and $1.4 million, respectively, for the same periods in 2004. The increase was due principally to increases in personnel as a result of expanded development efforts and expenses related to the resignation of the Company’s prior Chief Executive Officer. These increases were partially offset by decreases in patent expenditures.

The Company’s cash, cash equivalents and short-term investment balance was $32.2 million at December 31, 2005.

“Significant changes took place in the market for AMD treatments in 2005. The Company is proactively adapting to the competitive challenges in the marketplace in order to further advance EVIZON for the treatment of AMD,” said Jack Armstrong, President and CEO of Genaera Corporation. “We continue to make progress with our other programs and are looking to strengthen our pipeline by furthering development of our earlier stage compounds, including squalamine for oncology, as well as our preclinical compounds. We look forward to reporting data from our on-going and planned trials in the coming year and remain optimistic about our future.”

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically “wet” age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,		Quarter Ended December 31,
	2005	2004	2005	2004
Revenues	$446	$873	$42	$29

Costs and expenses
Research and development	21,792	14,004	6,037	3,612
General and administrative	5,891	4,951	2,252	1,403

	27,683	18,955	8,289	5,015

Loss from operations	(27,237)	(18,082)	(8,247)	(4,986)
Interest income, net	870	327	392	123
Loss on sale of equipment	6	(118)	6	—

Net loss	$(26,361)	$(17,873)	$(7,849)	$(4,863)

Net loss per share - basic and diluted	$(0.44)	$(0.34)	$(0.11)	$(0.08)

Weighted average shares outstanding - basic and diluted	60,580	52,839	68,677	55,303

CONDENSED BALANCE SHEETS

(In thousands)

	December 31, 2005	December 31, 2004
Cash, cash equivalents and investments	$32,215	$32,151
Prepaid expenses and other current assets	892	602
Fixed assets, net	848	736
Other assets	56	59

Total assets	$34,011	$33,548

Current liabilities	$5,946	$3,886
Long-term liabilities	1,781	580
Stockholders’ equity	26,284	29,082

Total liabilities and stockholders’ equity	$34,011	$33,548